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                                                         EXHIBIT 10.128



                         ENVIROTEST SYSTEMS CORP.
                          6903 ROCKLEDGE DRIVE
                           BETHESDA, MD 20817

                             June 4, 1998

Mr. John Pachuta
6721 E. McDole Lane
Tuscan, AZ 85750

Dear John:

     This letter agreement will confirm the terms of your continued employment with Envirotest Systems Corp. (the "Company"), effective June 4, 1998.

     As of June 1, 1998, you will be appointed Vice President of Engineering of the Company. You agree to devote your full time and attention to your duties as Vice President of Engineering and exercise your best efforts in the responsibilities reasonably delegated to you by the Company's management and Board of Directors.

     During your employment as Vice President of Engineering of the Company, you will be paid an annual salary of $150,000, payable in accordance with the Company's customary payroll practices. In addition, you will be entitled, during your employment, to all other employee benefits commensurate with your position as Vice President of Engineering and existing Company policy.

     In the event of, prior to June 1, 1999, (i) a material diminution in your position or duties followed by your subsequent resignation or (ii) a termination of your employment by the Company without "Cause" (as defined below), you will be entitled to receive a continuation of your base salary (the "Severance Payment") and the employee benefits described above until June 1, 1999. The Severance Payment will be payable to you in accordance with the Company's customary payroll practices. If you elect to remain in the employ of the Company following a material diminution in your position or duties, your base salary would remain at $150,000 through June 1, 1999, and your employee benefits for such period would remain as described above.

     For purposes of this letter agreement, "Cause" means your (i) conviction of a felony or (ii) gross misconduct.

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     The Company will also indemnify you, on an after-tax basis, for any increase in federal and state income taxes you incur for your 1997 and 1998 tax year returns as a result of your reassignment from Egypt to the United States.

     This letter agreement will be governed and construed in accordance with the laws of the State of Maryland. The terms of this letter agreement will be binding upon and will inure to the benefit of your and the Company's respective heirs, successors and assigns. This letter agreement constitutes our entire agreement, and supersedes all prior agreements, with respect to the subject matter hereof. Any amendment or modification of the terms of this letter agreement may only be made by written amendment signed by you and the Company. Any waiver of any provision of this letter agreement will be valid only if in a writing which refers specifically to this letter agreement and which is signed by the party against whom enforcement of the waiver is sought.

     If you agree with the terms set forth above, please sign the original of this letter agreement and return it to me, keeping a copy for your files. We look forward to your continued service as part of the Company team.

                                                     Sincerely,

                                                     By: /s/ Chester Davenport
                                                         ---------------------
                                                             Chester Davenport
                                                             Chairman


ACCEPTED AND AGREED:


___________________________________________
John Pachuta

Date: _____________________________________